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                                                                       EXHIBIT 5



                                                               November 25, 1998

Molecular Circuitry, Inc.
321 Spruce Street, Suite 525
Scranton, Pennsylvania 18503

Ladies and Gentlemen:

         This opinion is being given in connection with the Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission by Molecular Circuitry, Inc. (the "Company") on or about the date hereof for the purpose of registering under the Securities Act of 1933, as amended, up to 3,450,000 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"). In connection with this opinion, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

         Upon the basis of such examination, we advise you that, in our opinion, the Shares have been legally authorized for issuance and, when sold and paid for, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

         We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to such Registration Statement.

                                                        Very truly yours,

                                                        /s/ Pelino & Lentz, P.C.

                                                        PELINO & LENTZ, P.C.